THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION THEREFROM. THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.

WARRANT TO PURCHASE SECURITIES
OF
WEBHIRE, INC.

Void after January 11, 2004

           This Warrant is issued to SOFTBANK Capital Advisors Fund LP or its registered assigns (the “Holder”) by Webhire, Inc., a Delaware corporation (the “Company”), on March 29, 2001. This Warrant is issued pursuant to a letter from the Holder to the Company, dated January 11, 2001.

           1. Number of Shares Subject to Warrant. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company, to purchase from the Company, at a price equal to $1.25 per share (the “Exercise Price”), 5,965 shares of Common Stock of the Company (the “Shares”). The Exercise Price and the number of Shares subject to purchase under this Warrant each is subject to adjustment as set forth in Section 5.

           2. Exercise Period. This Warrant shall be exercisable, in whole or in part, at any time and from time to time until 5:00 p.m. Boston time on January 11, 2004.

           3. Method of Exercise.

                (a) Cash Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 hereof, the purchase rights hereby represented may be exercised in whole or in part, at the election of the Holder, by the tender of the Notice of Exercise in substantially the form attached hereto as Exhibit A and the surrender of this Warrant at the principal office of the Company and by the payment to the Company in cash, by check, cancellation of indebtedness or other form of payment acceptable to the Company, of an amount equal to the then applicable Exercise Price multiplied by the number of Shares then being purchased. If applicable, a new warrant evidencing the balance of the Shares remaining subject to this Warrant shall be issued as of the date of the Notice of Exercise and shall be delivered within fifteen (15) days of such Notice of Exercise.

                (b) Net Exercise. In lieu of exercising this Warrant pursuant to Section 3(a), the Holder may elect to receive, without the payment by the Holder of any additional consideration, Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with an executed Notice of Exercise, in substantially the form attached hereto, in which event the Company shall issue to the holder hereof a number of Shares computed using the following formula:

X =	Y (A - B) A

Where:	X =	The number of Shares to be issued to the Holder pursuant to this net exercise;
	Y =	The number of Shares in respect of which the net exercise election under this Section 3(b) is made;
	A =	The fair market value of one Share at the time the net issue election is made;
	B =	The Exercise Price.

For purposes of this Section 3(b), the fair market value of a Share as of a particular date shall be the average closing sale price of the Company’s Common Stock on the Nasdaq National Market for the twenty trading days immediately prior to the date of exercise of this Warrant.

           4. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued to the Holder as soon as practicable thereafter (with appropriate restrictive legends, as applicable). Shares issued pursuant to either a cash exercise as set forth in Section 3(a) or a net exercise pursuant to Section 3(b) shall be deemed issued and outstanding on the date of the Notice of Exercise.

           5. Adjustment of Exercise Price and Number of Shares. The number of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

               (a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the exercise or expiration of this Warrant subdivide its Common Stock by split-up or otherwise, or combine its Common Stock, or issue additional Common Stock as a dividend with respect to its outstanding Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price, provided that the aggregate exercise price payable hereunder for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 5(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

               (b) Reclassification, Reorganization and Consolidation. In the event of any corporate reclassification, capital reorganization, consolidation, spin-off or change in the Common Stock of the Company (other than as a result of a subdivision, combination, or dividend provided for in Section 5(a) above), then, as a condition of such event, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and/or other securities and property receivable in connection with such event by a holder of the same number of shares for which this Warrant could have been exercised immediately prior to such event. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price, provided that the aggregate exercise price payable hereunder for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same.

               (c) Notice of Adjustment. When any adjustment is required to be made to the Exercise Price or in the number or kind of Shares purchasable upon exercise of the Warrant, the Company shall promptly notify the Holder of such event and of the adjusted Exercise Price or number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

           6. Assumption of Warrant. If at any time, while this Warrant, or any portion thereof, is outstanding and unexpired there shall be an acquisition of the Company by another entity by means of a merger, reorganization or consolidation of the Company or any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction own, directly or indirectly, less than 51% of the voting power of the resulting or surviving entity immediately upon completion of such transaction, then, as a part of such acquisition, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such acquisition which a holder of the Shares deliverable upon exercise of this Warrant would have been entitled to receive in such acquisition if this Warrant had been exercised immediately before such acquisition.

           7. No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional Shares the Company shall make a cash payment therefor on the basis of the fair market value determined in accordance with Section 3.

           8. No Shareholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and such Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company as a result of its status as the Holder. However, nothing in this Section 8 shall limit the right of the Holder to be provided the notices required under this Warrant.

           9. Compliance With Securities Act; Transferability of Warrant or Shares.

               (a) Compliance With Securities Act. The Holder, by acceptance hereof, agrees that this Warrant, and the Shares issuable upon exercise of this Warrant, are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Warrant, or any Shares issuable upon exercise of this Warrant, except under circumstances which will not result in a violation of the Securities Act, or any applicable state securities laws. All Shares issued upon exercise of this Warrant (unless registered under the Securities Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR AN EXEMPTION THEREFROM, AND, IF REQUESTED BY THE COMPANY, THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THAT EFFECT. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.”

               (b) Transferability. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed for transfer by delivery of an Assignment Form in substantially the form attached hereto as Exhibit B, to the Company at the address set forth in Section 15 hereof, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new warrants.

           10. Restricted Securities. The Holder understands that this Warrant and the Shares issuable upon exercise of this Warrant, will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act based on the representations of the Holder set forth herein. The Holder represents that it is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to suffer the total loss of the investment. The Holder further represents that it has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of this Warrant, the business of the Company, and to obtain additional information to such Holder’s satisfaction. The Holder further represents that it is an “accredited investor” within the meaning of Regulation D under the Securities Act, as presently in effect. The Holder further represents that this Warrant is being acquired for the account of the Holder for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein.

           11. Representations and Warranties. The Company represents and warrants to the Holder as follows:

               (a) Authorization of Warrant. This Warrant has been duly authorized, executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

               (b) Capitalization; Authorization of Shares. The Company has an authorized capital stock consisting of 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share. As of January 9, 2001 there were 22,527,034 shares of Common Stock and no shares of preferred stock outstanding. The Shares have been duly authorized and reserved for issuance and when issued in accordance with the terms hereof will be validly issued, fully paid and nonassessable.

               (c) No Conflicts. The execution and delivery of this Warrant and the performance of the Company’s obligations hereunder will not (i) violate or be in conflict with provisions of any law, rule or regulation, any order, judgment or award of any court, governmental agency or arbitrator, or any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) violate, be in conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any indenture, lease or other material agreement or instrument to which the Company is a party or by which it or any of its properties are bound, or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any of its properties or assets.

           12. Registration Rights.

               (a) The Company shall:

                      (i) Upon the written request of the Holder and subject to receipt of necessary information from the Holder, prepare and file with the Securities and Exchange Commission (the “SEC”), as soon as practicable, but in no event later than thirty (30)

days after the date of receipt of the written notice, a registration statement on Form S-3 (the “Registration Statement”) to enable the resale of the Shares purchased upon exercise of this Warrant from time to time through the automated quotation system of the Nasdaq National Market or in privately-negotiated transactions;

                      (ii) use its reasonable best efforts, subject to receipt of necessary information from the Holder, to cause the Registration Statement to become effective as soon as practicable, but in no event later than ninety (90) days after the Registration Statement is filed with the SEC; and

                      (iii) use its reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement current and effective for a period not exceeding with respect to each of the Shares purchased hereunder, the earlier of (x) the date on which the Holder may sell the Shares then held by the Holder without restriction by the volume limitations of Rule 144(e) of the Securities Act of 1933, as amended or (y) such time as all Shares purchased by the Holder under exercise of this Warrant have been sold pursuant to a registration statement or otherwise transferred.

               (b) The Company may postpone for up to 180 days the filing or the effectiveness of any Registration Statement if the Company’s board of directors determines, as evidenced by a writing signed by the Chief Executive Officer of the Company and delivered to the Holder, that such registration could reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or similar transaction; provided, however, that the Company may not postpone such filing more than once in any 12-month period. The Company shall not be obligated to effect any registration under Section 12(a) within 90 days after the completion of any underwritten public offering of its stock.

               (c) Expenses of Registration. Except for underwriting discounts and commissions applicable to the Shares, the Company shall be responsible for all expenses in connection with any registration of Shares hereunder (other than underwriting discounts and commissions), including, without limitation, all registration, filing, qualification, printers and accounting expenses, and fees and disbursements of both counsel for the Company and counsel for the Holder.

               (d) Indemnification. (i) the Company will indemnify the Holder, each of its officers and directors and partners, each person controlling the Holder within the meaning of Section 15 of the Securities Act, and any underwriter of Shares sold by the Holder, with respect to a registration effected pursuant to this Section 12, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), state securities laws or any rule or regulation promulgated thereunder, and the Company will reimburse the Holder and such persons for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, action or related expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by the Holder or any such person, and stated specifically to be for use therein.

                      (ii) The Holder will indemnify the Company, each of its officers and directors, each person controlling the Company within the meaning of Section 15 of the Securities Act, and any underwriter of Shares sold by the Holder, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Holder of the Securities Act, the Exchange Act, state securities laws, or any rule or regulation promulgated thereunder, and will reimburse the Company and such persons for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, but only to the extent that such untrue statement or omission (or alleged untrue statement or omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by the Holder. Notwithstanding the foregoing, the liability of the Holder under this Section 12(d)(ii) shall be limited to an amount equal to the initial offering price of the Shares sold by the Holder, unless such liability arises out of or is based upon the Holder’s fraud or willful misconduct.

                      (iii) Each party entitled to indemnification under this Section 12(d) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after the Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation arising therefrom, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to the Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interests or there are separate and different defenses. No indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party (whose consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which does not include the giving by the claimant to the Indemnified Party of a release from all liability with respect to such claim or litigation.

               (e) Assignment of Registration Rights. The rights pursuant to this Section 12 may be assigned by the Holder together with any transfer of Shares purchased hereunder. As used in this Section 12, the term Holder includes any such assignee.

           13. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder hereof and its successors and assigns.

           14. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

           15. Notices. All notices required under this Warrant shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile, (iii) one day after being sent, when sent by professional overnight courier service, or (iv) five days after posting when sent by registered or certified mail. Notices to the Company shall be sent to the address of the Company set forth below (or at such other place as the Company shall notify the Holder hereof in writing) and notices to the Holder shall be sent to the address of the Holder set forth below (or at such other place as the Holder shall notify the Company hereof in writing):

To the Company:	Webhire, Inc. 91 Hartwell Avenue Lexington, MA 02421 Attn: President
To the Holder:	SOFTBANK Capital Partners LP 10 Langley Road, Suite 202 Newton, MA 02459 Attention: Steven J. Murray

           16. Captions. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

           17. Governing Law. This Warrant shall be governed by the laws of The Commonwealth of Massachusetts, without regard to the choice or conflict of laws principles thereof.

[END OF TEXT]

           IN WITNESS WHEREOF, the undersigned have caused this Warrant to be duly executed as of the date first set forth above.

COMPANY WEBHIRE, INC.
By:	/s/ Martin J. Fahey

	Name: Title:	Martin J. Fahey President

HOLDER SOFTBANK CAPITAL ADVISORS FUND LP By: SOFTBANK CAPITAL PARTNERS LLC, Its General Partner
By:	/s/ Steven J. Murray

	Name: Title:	Steven J. Murray Administrative Member

EXHIBIT A

NOTICE OF EXERCISE

To: Webhire, Inc.

The undersigned hereby elects to [check applicable subsection]:

(a)	Purchase _______________ Shares (as defined in the attached Warrant) of Webhire, Inc., pursuant to the terms of the attached Warrant and payment of the Exercise Price per Share required under such Warrant accompanies this notice;

OR

(b)	Exercise the attached Warrant for all of the Shares in whole but not in part purchasable under the Warrant pursuant to the net exercise provisions of Section 3(b) of such Warrant.

           The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

Date:_______________________	WARRANTHOLDER:
By:

Name: Address:

Name in which shares should be registered: ____________________________

EXHIBIT B

ASSIGNMENT FORM

TO: Webhire, Inc.

The undersigned hereby assigns and transfers unto _____________________________
of _______________________________________________________________________
        (Please typewrite or print in block letters)
the right to purchase ____________ Shares (as defined in the Warrant) of Webhire, Inc. subject to the Warrant, dated as of _____________________________, by and between Webhire, Inc.
and the undersigned (the “Warrant”).

This assignment complies with the provisions of Section 9 of the Warrant and is accompanied by funds sufficient to pay all applicable transfer taxes.

Date:_______________________	By:

(Print Name of Signatory)

(Title of Signatory)